Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces Fiscal 2006 and Fourth Quarter Operating Results
O’FALLON, MO, October 16, 2006 — Synergetics USA, Inc. (NASDAQ: SURG), a leading manufacturer of precision-engineered, microsurgical instruments, capital equipment and devices primarily for use in vitreoretinal surgery and neurosurgical applications announced its operating results for fiscal 2006 and the fourth quarter ended July 31, 2006.
     On September 21, 2005, Synergetics, Inc. (“Synergetics Missouri”), a privately held Missouri corporation, combined in a reverse merger with Valley Forge Scientific Corp. (“Valley Forge”). Subsequently, Valley Forge changed its name to Synergetics USA, Inc. (the “Company” or “Synergetics”). Synergetics Missouri was deemed the acquirer and Valley Forge’s assets acquired and liabilities assumed were recorded at fair market value. The financial results of Valley Forge and the shares issued in the reverse merger have been fully included for the fourth quarter and have been included from September 22, 2005 through July 31, 2006 for the fiscal year end.
     Synergetics reported record sales of $10.8 million and profits of approximately $616,000 for its fiscal fourth quarter ended July 31, 2006, representing a 45.3 percent organic increase over each of Synergetics Missouri’s and Valley Forge’s individual net sales for the same period the previous year. The calculated increase in sales is an 88.5 percent increase over the sales of Synergetics Missouri for the fourth quarter of fiscal 2005 and include the current quarter sales of approximately $2.0 million from bipolar electrosurgical generators, pain control generators, BiDent™ generators, disposables sales, and royalties from the former Valley Forge. Excluding the former Valley Forge sales, net sales from Synergetics Missouri grew 52.9 percent as compared to the prior year.
     Synergetics reported an operating income of approximately $860,000 for the fourth quarter of fiscal 2006 as compared to an operating income for Synergetics Missouri of approximately $324,000 for the fourth quarter of fiscal 2005. Net income for fourth quarter of fiscal 2006 was approximately $616,000, or $0.03 per basic and diluted share, as compared to net income for Synergetics Missouri of approximately $276,000, or $0.08 per basic and diluted share, for the fourth quarter of fiscal 2005. Net income for Valley Forge was break-even for the quarter ended June 30, 2005, its last fiscal quarter prior to the merger. The decrease in earnings per share is due to the increased share base resulting from the reverse merger with Valley Forge. If Synergetics Missouri’s share base had been restated utilizing the 4.59 conversion ratio agreed to in the merger agreement with Valley Forge, then Synergetics Missouri would have earned $0.02 per basic and diluted share for the fourth quarter of fiscal 2005. Weighted average shares outstanding for the fiscal 2006 fourth quarter increased to 24.2 million from 3.5 million in the fourth quarter of fiscal 2005.
     During the fiscal year ended July 31, 2006, sales were $38.2 million as compared with sales for Synergetics Missouri of $21.8 million for the 2005 fiscal year. The combined company’s fiscal 2006 sales of $38.2 million grew 37.2 percent organically over each of Synergetics Missouri’s and Valley Forge’s individual net sales for the same period the previous year. The calculated increase in sales is a 75.5 percent increase over the sales of Synergetics Missouri for the fiscal year ended July 31, 2005. This percentage increase includes the period from September 22, 2005 through July 31, 2006 with sales of approximately $7.5 million from bipolar electrosurgical generators, pain control generators,

BiDentTM generators, disposables sales and royalties from Valley Forge for the period September 22, 2005 to July 31, 2006. Excluding the former Valley Forge sales, net sales from Synergetics Missouri grew 41.1 percent.
     Synergetics reported an operating income of approximately $5.0 million for the fiscal year ended July 31, 2006 compared to operating income for Synergetics Missouri of approximately $2.4 million for the 2005 fiscal year. Net income for the fiscal year ended July 31, 2006 was approximately $3.1 million or $0.15 per basic and diluted share, as compared to net income for Synergetics Missouri of approximately $1.5 million, or $0.43 basic earnings per share and $0.42 diluted earnings per share, for the fiscal year ended July 31, 2005. The decrease in earnings per share from the Synergetics Missouri earnings per share is due to the increased share base resulting from the reverse merger with Valley Forge. If Synergetics Missouri’s share base had been restated utilizing the 4.59 conversion ratio agreed to in the merger agreement with Valley Forge, then Synergetics Missouri would have earned $0.09 per basic and diluted share for the fiscal year ended July 31, 2005. Weighted average shares outstanding at July 31 increased from 3.4 million in 2005 to 20.7 million in 2006.
     “Synergetics had an incredible year in 2006. Major milestones included not only record revenues, but accelerating growth, accelerating profits and the integration of the Valley Forge managers and employees with our employees. I am proud of my team and their ability to manage this kind of growth along with the pressures of integration and new product development,” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics. “We are pleased to report strong gross profit numbers and incremental growth in gross margin to 62.8 percent for the fiscal year. Our organic research and development expenditures increased 19.4 percent and were primarily directed towards efforts to support future growth in our Malis® AdvantageTM, Omni® and PHOTONTM product offerings. Synergetics now holds more than 21 patents with approximately 26 patents pending.”
     Mr. Scheller further commented, “We anticipate continued significant growth across all of our product lines. We expect the ophthalmic business to grow on the strength of our newly introduced Quantel VitraTM laser unit, our newly upgraded PhotonTM II and its related new disposables and the continued introduction of new instruments into our precision-engineered instrument line. We expect the neurosurgical business to grow on the strength of our momentum with the Omni® and the addition of our Malis® AdvantageTM and its associated product line. In addition, we are evaluating specific opportunities within the ear, nose and throat (ENT) market.”
Net Sales
     The following table presents net sales by medical field (dollars in thousands):

	Year Ended July 31,}
	2006*	2005*	% Increase
Synergetics:
Ophthalmic	$22,730	$17,752	28.0%
Neurosurgery	8,014	4,040	98.4
Valley Forge, Neurosurgery	7,502	—	N/M

TOTAL	$38,246	$21,792	75.5%

*For 2005, this tabular information reflects Synergetics Missouri’s results only and does not reflect the effect of the combination of Synergetics and Valley Forge. For 2006, this tabular information reflects the net sales of Valley Forge from September 22, 2005 through July 31, 2006. Valley Forge’s sales for the twelve months ended June 30, 2005 were approximately $6.1 million. The percentage increase over the pro forma numbers would have been 37.2 percent.
N/M — Not meaningful.

     Ophthalmic sales growth was led by continued growth in sales of products in Synergetics’ core technology areas of instruments and illumination. When comparing neurosurgery, net sales of Synergetics during the fiscal year ended 2006 were 98.4 percent greater than 2005 sales, primarily attributable to the sales in the core technology area of power ultrasonic aspirators and related disposables. We expect that PhotonTM II, the VitraTM and Omni® sales will continue to have a positive impact on net sales in fiscal 2007. In addition, we anticipate that the positive effects of the Malis® AdvantageTM will begin to impact our revenues meaningfully during the second fiscal quarter of 2007.
     The following table presents national and international net sales (dollars in thousands):

	Year Ended July 31,}
	2006*	2005*	% Increase
United States — Synergetics	$22,588	$16,384	37.9%
United States — Valley Forge	7,502	—	N/M
International (including Canada)	8,156	5,408	50.8

TOTAL	$38,246	$21,792	75.5%

*For 2005, this tabular information reflects Synergetics Missouri’s results only and does not reflect the effect of the combination of Synergetics and Valley Forge. For 2006, this tabular information reflects the net sales of Valley Forge from September 22, 2005 through July 31, 2006. Valley Forge’s sales for the twelve months ended June 30, 2005 were approximately $6.1 million. The percentage increase over the pro forma numbers would have been 37.2 percent.
N/M — Not meaningful.
     International sales growth was primarily attributable to the sales in core technology areas of illumination and power ultrasonic aspirators and related disposables. The Omni® power ultrasonic aspirator received the CE mark during the third quarter of this fiscal year thus allowing the Company to begin selling these medical devices internationally. In addition, we anticipate that the positive effects of the Malis® AdvantageTM and the addition of its CE mark will be fully reflected in operations during the second fiscal quarter of 2007. During fiscal 2006, the Company added 29 distributors covering 36 countries to its international neurosurgery sales force due to the addition of the Omni® and the anticipated release of the Malis® Advantage TM.
Gross Profit
     Gross profit as a percentage of net sales was 62.8 percent in fiscal 2006 compared to 62.0 percent in 2005. The growth in gross profit as a percentage of net sales from 2005 to 2006 was attributable primarily to the royalty payments received from Codman for the use of the Malis® tradename offset by an additional $322,000 charge to the Company’s earnings. During fiscal 2006, the Company completed a review of all of its purchased inventory and a substantial portion of its manufactured products in response to a material weakness identified in the prior year. The Company also completed a review of the complete inventory process and as part of its compliance with the provisions of Sarbanes-Oxley and identified another weakness. The Company has updated its inventory system and implemented additional controls including monitoring processes and procedures to correct both weaknesses. The Company has analyzed the additional amount charged to earnings during the fourth quarter and has determined that the impact of the charge was not material to prior year nor to any individual quarter of fiscal 2006.

Operating Expenses
     Research and development (“R&D”) as a percentage of net sales was 4.3 percent and 3.9 percent for the fiscal years ended July 31, 2006 and 2005, respectively. R&D costs increased to $1,655,122 in 2006 from $857,798 in 2005, reflecting not only an increase in spending on active projects focused on areas of strategic significance such as the Malis® AdvantageTM and the PhotonTM II, but also $630,510 in R&D for the former Valley Forge. The Company’s product development pipeline included over 35 active, major projects in various stages of completion at July 31, 2006. The Company has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. The Company expects over the next few years to invest in R&D at a rate of approximately 4.0 percent to 6.0 percent of net sales.
     Selling, general and administrative expenses (“SG&A”) increased by $7,089,622 during the fiscal year ended July 31, 2006 and as a percentage of net sales was 45.4 percent for the fiscal year ended July 31, 2006 as compared to 47.1 percent for the fiscal year ended July 31, 2005. Selling expenses, which consist of salaries and commissions, the largest component of SG&A, increased approximately $2.5 million to $9.5 million, or 25.0 percent of sales, for the fiscal year ended July 31, 2006, compared to $7.0 million, or 32.3 percent of sales for the fiscal year ended July 31, 2005. However, selling expenses as a percentage of net sales, decreased from 32.3 percent of sales for fiscal 2005 to 25.0 percent of sales for fiscal 2006. This percentage decrease was due to the fact that sales from the former Valley Forge require essentially no sales people because of the OEM nature of their product line.
     The increase in SG&A was also impacted by the inclusion of approximately $2.9 million of SG&A for the former Valley Forge. General and administrative headcount increased by approximately 39.5 percent from July 31, 2005, which resulted in an increase in other costs of approximately $1.4 million in fiscal 2006, as compared to fiscal 2005. Legal fees increased by $672,000. In addition to the internal costs associated with the Company’s Sarbanes-Oxley compliance efforts, the Company also recorded approximately $403,000 in external audit and consulting expense. The costs of the Company’s Sarbanes-Oxley efforts will continue to be expensed through the remainder of the first quarter of fiscal 2007.
     Also, during fiscal 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment” (“SFAS 123(R)”) which requires compensation expense to be recognized in the financial statements. The Company had previously followed Accounting Principles Board Opinion No. 25, “Accounting for Certain Transaction Involving Stock Compensation” (“APB No. 25”) and related interpretation in accounting for its employee stock options. Under APB No. 25, no compensation expense was recognized, if the exercise price of the Company’s employee stock options equaled or exceeded the market price of the underlying stock on the date of the grant. The impact of SFAS 123(R) was approximately $117,000. Stock-based compensation cost is measured at the grant date, based on the fair value of the award calculated using the Black-Scholes option pricing model and is recognized over the directors’ and employees’ requisite service period. The Company will continue to grant options to its independent directors but has begun to use restricted stock to provide incentive compensation for its employees. As of July 31, 2006, the future compensation cost expected to be recognized under SFAS 123(R) is approximately $10,000 in 2007, $9,000 in 2008, $8,000 in 2009 and $8,000 in 2010. However, the major portion of our compensation cost arises from our stock option grants to our directors, which is recognized when the options are granted as they are immediately exercisable. These options will be granted to the directors who are elected or re-elected after the Annual Meeting.

Other Expense
     Other expense for the 2006 fiscal year increased 169.8 percent to $500,622 from $185,561 for the fiscal year ended July 31, 2005. The increase was due primarily to increased interest expense on the note payable to the estate of Dr. Malis and increased borrowings on the working capital line due to working capital needs during the fiscal year. The increased interest expense was partially offset by the $350,000 settlement agreement with Peregrine. The $350,000 settlement exceeded the legal costs associated with the trial by approximately $70,000. This net difference has been recorded in other miscellaneous income.
Operating Income, Income Taxes and Net Income
     Operating income for the fiscal year ended July 31, 2006 increased 109.9 percent to $5.00 million from $2.38 million in the comparable 2005 period. The increase in operating income was primarily the result of a 0.8 percentage point increase in gross profit margin on a 75.5 percent increase in sales partially offset by increases in R&D, SG&A expenditures and other expense.
     The Company’s effective tax rate was 31.5 percent for the fiscal year ended July 31, 2006 as compared to 33.7 percent for the fiscal year ended July 31, 2005. The decrease for the fiscal year ended July 31, 2006 was due primarily to the new domestic manufacturing deduction and lower state taxes as a portion of the Company’s income is earned in Delaware where there are no state taxes for the type of income generated there.
     Net income increased to $3.08 million from $1.46 million for the fiscal year ended July 31, 2006, as compared to the same 2005 period. The growth in net income was due primarily to an increase of 0.8 percentage point in gross profit margin on a 75.5 percent increase in sales, partially offset by increases in R&D, SG&A expenditures and other expense as described above. Basic and diluted earnings per share for the fiscal year ended July 31, 2006 decreased to $0.15, as compared to $0.43 and $0.42, respectively, for the fiscal year ended July 31, 2005. The decrease in earnings per share was the result of issuing 15,960,648 shares in the merger of Synergetics Missouri and Valley Forge. These shares were counted as outstanding for 313 days during the fiscal year ended July 31, 2006. Therefore, basic weighted average shares outstanding increased from 3,424,030 to 20,657,255.
Financial Highlights

	For the three months Ended		For the years Ended
	July 31, 2006	July 31, 2005	July 31, 2006	July 31, 2005

Net sales	$10,780,551	$5,719,939	$38,245,635	$21,791,582
Gross profit	6,196,567	3,326,914	24,007 883	13,502,698
Selling, general and administrative expenses	4,819,335	2,715,860	17,351,249	10,261,627
Research and development expenses	516,769	287,102	1,655 122	857,798
Operating income	860,463	323,952	5,001,512	2,383 273
Other income (expense)	(128,996)	6,225	(500,622)	(185,561)
Provision for income taxes	115,274	54,563	1,419,533	740,000
Net income	616,193	275,614	$3,081,357	$1,457,712
Basic income per share	$0.03	$0.08	$0.15	$0.43
Diluted income per share	$0.03	$0.08	$0.15	$0.42
Common shares outstanding:
Basic	24,181,547	3,456,773	20,657,255	3,424,030
Diluted	24,406,778	3,437,803	20,821,394	3,443,000

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Measurements
     The non-GAAP financial comparisons utilized above are the combined sales for Synergetics Missouri and Valley Forge for the three months and year ended July 31, 2005 and the measurement of earnings per share for Synergetics Missouri utilizing the 4.59 conversion ratio agreed to in the merger agreement with Valley Forge for the three months and year ended July 31, 2005. Management believes these measurements give a more accurate comparison of how the Company is performing versus the comparison to Synergetics Missouri as a private company. The following is a reconciliation between the GAAP measures and the non-GAAP measures:

	Quarter Ended	Fiscal Year Ended
Net Sales:
Period Ended July 31, 2005:
Synergetics Missouri	$5,719,939	$21,791,582
Valley Forge (quarter and twelve month period ended June 30, 2005)	1,697,982	6,076,197
Combined	$7,417,921	$27,867,779
Period Ended July 31, 2006:
Synergetics	$10,780,551	$38,245,635
Percentage increase (2006 vs. 2005)	45.3%	37.2%
Net income and share information
For the period ended July 31, 2005:
Net Income	$275,614	$1,457,712
Basic Shares Outstanding	3,456,773	3,424,030
Conversion Ratio	4.59	4.59

	15,866,588	15,716,298
Basic Earnings Per Share	$0.02	$0.09

Diluted Shares Outstanding	3,437,803	3,443,000
Conversion Ratio	4.59	4.59

	15,779,516	15,803,370
Diluted Earnings Per Share	$0.02	$0.09

About Synergetics USA, Inc.
Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.

Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100